Exhibit 10.8

[FORM OF]

AMENDMENT TO

THE EMPLOYMENT AGREEMENT FOR KEVIN SANTACROCE

Amendment, dated as of October 9, 2020 (the “Amendment”), to the Employment Agreement, dated as of March 9, 2018 (the “Agreement”), by and between Bridge Bancorp, Inc. (the “Company”), BNB Bank (the “Bank”), and Kevin Santacroce (the “Executive”). Capitalized terms which are not defined herein shall have the same meaning as set forth in the Agreement.

W I T N E S S E T H:

WHEREAS, Executive is presently the Executive Vice President and Chief Lending Officer of the Company and Bank and is a party to an employment agreement with the Company and Bank, dated as of March 9, 2018 (the “Agreement”); and

WHEREAS, the Company and Dime Community Bancshares, Inc., a Delaware corporation (“DCB”), have entered into an Agreement and Plan of Merger, dated as of July 1, 2020 (the “Merger Agreement”), pursuant to which DCB shall merge with and into the Company, with the Company as the surviving entity (the “Merger”); and

WHEREAS, in connection with the Merger Agreement, the parties desire to enter into this Amendment in order to induce Executive to continue employment with, and to provide further incentive for Executive to achieve the financial and performance objectives of, the Company and the Bank; and

WHEREAS, pursuant to the terms of the Merger Agreement, the name of Bridge Bancorp, Inc. will be changed to Dime Community Bancshares, Inc. and the name of BNB Bank will be changed to Dime Community Bank; and accordingly, all references in the Agreement to Bridge Bancorp, Inc. shall be replaced with Dime Community Bancshares, Inc. and all references in the Agreement to BNB Bank shall be replaced with Dime Community Bank as of the date of the Merger (the “Effective Date”); and

WHEREAS, pursuant to Section 16 of the Agreement, the parties to the Agreement may amend the Agreement and the Executive consents to this Amendment.

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Company, Bank and the Executive hereby agree as follows:

1.     Notwithstanding anything to the contrary, as of the Effective Date, all references in the Agreement to “Executive Vice President and Chief Lending Officer” are hereby amended and replaced with “Executive Vice President and Deputy Chief Lending officer.”

2.    Section 1(a) of the Agreement is hereby amended and restated to read as follows:

“(a)      Three Year Contract; Annual Renewal. Commencing on the Effective Date, the term of this Agreement shall be for a period of three (3) years (the “Employment Period”) and commencing on the first anniversary date of the Effective Date (the “Anniversary Date”) and continuing on each Anniversary Date thereafter, the term of this Agreement shall renew for an additional year such that the remaining term of this Agreement is three (3) years unless the Company provides the Executive written notice of non-renewal (“Non-Renewal Notice”) at least ninety (90) days before an Anniversary Date. If a Non-Renewal Notice is timely delivered, this Agreement shall terminate at the end of the remaining term.”

3.     Notwithstanding anything to the contrary, as of the Effective Date, all references in the Agreement to “Base Salary” shall be $425,000, as such amount may be increased from time to time (any increase in Base Salary shall become the new “Base Salary” for purposes of the Agreement.)”

4.     Section 3 of the Agreement is hereby amended to add Sections 3(d), 3(e) and 3(f) to read as follows:

“(d) Annual Equity Grant. The Company shall make an equity compensation grant to the Executive on an annual basis in an amount at least equal to thirty-five percent (35%) of Base Salary subject to terms and conditions, including, but not limited to terms related to performance-based vesting, as shall be determined by the Compensation Committee of the Board (the “Committee”).

(e)       Annual Cash Bonus. The Bank shall provide the Executive an annual cash bonus opportunity in an amount at least equal to forty-five percent (45%) of Base Salary at target and with a maximum bonus opportunity of one hundred fifty percent (150%) of the target amount, less required tax withholding, on an annual basis during the term of this Agreement (the “Annual Cash Bonus”), subject to terms and conditions, including performance conditions, as shall be determined by the Committee. Each Annual Cash Bonus shall be paid to the Executive as a single lump sum cash payment (less required withholding) as soon as practicable after the last day of the applicable bonus period, but in no event later than March 15th of the calendar year following the year in which the last day of the performance period occurs (or as soon as administratively practicable thereafter).

(f)       Perquisite Allowance. The Executive shall be paid an annual allowance of $50,000 in the form of a cash payment, in lieu of any perquisites.”

5.     Notwithstanding anything to the contrary, as of the Effective Date, all references in the Agreement to “Good Reason” shall be determined with respect to the Executive’s title, responsibilities, Base Salary, and principal place of employment as of the Effective Date. For purposes of clarity, Executive agrees that he has consented to the change in his title, duties and responsibilities and to serving as Executive Vice President and Deputy Chief Lending Officer of the Company and the Bank as of the Effective Date, and therefore there is not “Good Reason” for him to resign from employment and receive the benefits and pay under Sections 7(b) or (c) of the Agreement as a result of the Merger.

6.     The parties acknowledge that the Merger constitutes a Change in Control and, for purposes of clarity, the parties acknowledge that if within the period ending two years after the date of the Merger, the Bank and/or the Company terminates the Executive’s employment without Cause, or the Executive voluntarily terminates his employment with Good Reason, as such term is amended by this Amendment, the Executive will be entitled to the Change in Control severance provided in Section 7(c) of the Agreement. In the event the Executive elects the walkaway severance, as provided in Section 7(g) of the Agreement, as amended, and in order to avoid a duplication of payments, he shall be entitled only to the walkaway severance.

7.     Section 7 of the Agreement is hereby amended to add Section 7(g) to read as follows:

“(g)     Walkaway Severance. The Executive may voluntarily resign from employment with the Bank and the Company for any reason (or no reason) during a sixty (60) day window, commencing on the day after that date that is fifteen (15) months following the Effective Time (the “First Day”) and ending on the day that is sixty (60) days following the First Day (the “Window Period”) (e.g., if the Effective Time occurs on January 15, 2021, the First Day will occur on April 16, 2022 and the Window Period will expire on June 14, 2022), and in such event: the Executive will be entitled to the Change in Control severance provided in Section 7(c) of the Agreement (the “Severance”), subject to applicable withholding taxes, less the value of any vesting of the grant of restricted stock awards (grant value of $350,000) awarded to the Executive as of the Effective Time. Executive must provide written notice of his election to resign from employment under this Section 7(g) (“Notice of Resignation”) to the Bank and the Company (delivered to the Chief Executive Officer of the Company and the Bank, which notice may be by email), which notice must be received by the Company and the Bank during the Window Period. The Executive’s resignation shall be effective upon receipt by the Company and the Bank of the Notice of Resignation. The Severance shall be paid by the Company or the Bank within five (5) days following receipt of the Notice of Resignation. Executive acknowledges that the non-competition restriction provided in Section 11 of this Amendment shall apply in the event of Executive’s resignation under this Section 7(g).”

8.     Sections 7(d) of the Agreement is hereby amended and restated to read as follows:

“(d)      Termination due to Death or Disability. Notwithstanding anything in Sections 7(d) and 8(b)(i) of the Agreement to the contrary, in the case of a termination of Executive’s employment due to death or disability, within the meaning of Code Section 409A and the Treasury regulations thereunder (a “Disability”), the Executive (or beneficiary, as applicable) shall be entitled to the following from the Bank: (a) benefits under any applicable short-term and/or long-term disability insurance plan, (b) compensation and benefits owed but not paid as of the date of death or disability, (c) an amount equal to the product of the most recent annual cash bonus multiplied by a fraction, with the numerator equal to the number of days in the current fiscal year through the date of termination due to death or Disability and the denominator equal to 365, (c) any unvested restricted stock awards subject to time-based vesting shall become fully and immediately vested, and the payment or delivery of such awards or benefits shall be accelerated to the extent permitted by Section 409A or other applicable law and the terms of such plan or arrangement, and (d) any unvested performance stock awards shall become fully and immediately vested and pro-rated based on actual performance and if actual performance is not determinable, at target, and the payment or delivery of such awards or benefits shall be accelerated to the extent permitted by Section 409A or other applicable law and the terms of such plan or arrangement.”

9.     Section 7 of the Agreement is hereby amended to add Section 7(h) to read as follows:

“(h)      Release Agreement. Notwithstanding anything in this Agreement to the contrary, the payments and benefits under this Section 7, but excluding Section 7(c), shall be paid to Executive within ten (10) business days following the Event of Termination, or if later, following the seventh (7th) day after Executive executes a release of his claims against the Company, Bank, its officers, directors, successors and assigns, in a form satisfactory to the Company and the Bank (the “Release”). The Release must be executed and become irrevocable by the 60th day following the Event of Termination, provided that if the 60-day period spans two (2) calendar years, then, to the extent necessary to comply with Section 409A of the Code, the payments under Section 7 shall be paid, or commence, in the second calendar year. The payments due under Section 7 (other than the payments under Section 7(c)) are subject to Executive’s execution of the Release.”

10.     Section 11(b) of the Agreement is hereby amended as follows:

“Notwithstanding anything to the contrary in Section 11(b), as of the Effective Date, the reference to “has its main office, or a majority of its branch offices, in Nassau and/or Suffolk Counties, New York” shall be replaced with “has its headquarters in the New York counties of Nassau, Suffolk, Kings and Queens.”

11.     The Agreement is hereby amended to add Section 18 to read as follows:

“Section 409A. It is the intention of the parties that the benefits and rights to which Executive could be entitled pursuant to the Agreement be exempt from or comply with Section 409A, and the provisions of the Agreement shall be construed in a manner consistent with that intent and the requirements for avoiding taxes or penalties under Section 409A. It is the intention of the parties that the walkaway severance window, as added by this Amendment, comply with the “short term deferral period” (as defined in Section 409A) exception to Section 409A.”

12.     The Agreement is hereby amended to add Section 19 to read as follows:

“Tax Matters. The Company, Bank and the Executive hereby recognize that: (i) the non-solicitation restriction and non-competition restriction under Sections 11(a) and 11(b) have value, and (ii) the value shall be recognized in any calculations the Company, Bank and the Executive perform with respect to determining the affect, if any, of the parachute payment provisions of Section 280G of the Code (“Section 280G”), by allocating a portion of any payments, benefits or distributions in the nature of compensation (within the meaning of Section 280G(b)(2)), including the payments under Sections 7(c) and/or 7(g) of this Agreement, to the fair value of the non-solicitation and non-competition restriction under Sections 11(a) and 11(b) of this Agreement (the “Appraised Value”). The Appraised Value will be determined by a firm selected by the Company, with the consent of Executive, and the cost shall be paid by the Company. The Appraised Value shall be considered reasonable compensation for post change in control services within the meaning of Q&A-40 of the regulations under Section 280G; and accordingly, any aggregate parachute payments, as defined in Section 280G, will be reduced by the Appraised Value.”

13.     Continuation of Agreement. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

14.     Governing Law. This Amendment and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of New York.

15.     Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

16.     Subject to Merger Agreement. Notwithstanding anything to the contrary contained herein, this Amendment shall be subject to the consummation of the Merger, and shall become effective as of the Effective Time as defined in the Merger Agreement (which for purposes of this Agreement shall be referred to as the “Effective Date”). In the event the Merger Agreement is terminated for any reason, or in the event Executive fails to become an employee of the Company and the Bank as of the Effective Date, this Amendment shall automatically terminate and become null and void.

IN WITNESS WHEREOF, the Company, Bank and the Executive have duly executed this Amendment as of the day and year first written above.

BRIDGE BANCORP, INC.

By:
Kevin M. O’Connor
President and Chief Executive Officer

THE BRIDGEHAMPTON NATIONAL BANK

By:
Kevin M. O’Connor
President and Chief Executive Officer

KEVIN L. SANTACROCE

[Signature Page to Amendment to Employment Agreement]